                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12

                            ESCO TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                            [ESCO TECHNOLOGIES LOGO]

                        NOTICE OF THE ANNUAL MEETING OF

                              THE STOCKHOLDERS OF

                             ESCO TECHNOLOGIES INC.

                                                             St. Louis, Missouri
                                                               December 18, 2002

TO THE STOCKHOLDERS OF
ESCO TECHNOLOGIES INC.:

     The Annual Meeting of the Stockholders of ESCO Technologies Inc. will be held at the Hilton St. Louis Frontenac Hotel, 1335 South Lindbergh Blvd., St. Louis County, Missouri 63131 on Thursday, February 6, 2003, commencing at 10:00 A.M. CST, at which meeting only holders of record of the Company's common stock at the close of business on November 29, 2002 will be entitled to vote, for the following purposes:

     1. To elect three directors; and

     2. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                                          ESCO TECHNOLOGIES INC

                                          BY  /s/ D J Moore
                                            Chairman

/s/ Alyson S. Barclay

     Secretary

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                             ESCO TECHNOLOGIES INC.

                   8888 LADUE ROAD, ST. LOUIS, MISSOURI 63124

                                PROXY STATEMENT

     FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 6, 2003

     This proxy statement is furnished to the holders of all of the issued and outstanding shares of common stock (the "Common Shares") of ESCO Technologies Inc. (the "Company") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Stockholders to be held February 6, 2003, and all adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Stockholders. Such holders are hereinafter referred to as the "Stockholders". The Company is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about December 18, 2002.

     Whether or not you expect to be present in person at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. If you attend the meeting, you may of course vote by ballot. If you do not attend the meeting, the Common Shares can be voted only when represented by a properly executed proxy. In this case you have several choices:

     - You may vote on each proposal when returning the enclosed proxy form, in which case the Common Shares will be voted in accordance with your choices.

     - You may, when appropriate, indicate a preference to abstain on any proposal, which will have the effect described in "VOTING" on page 19.

     - You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Common Shares FOR election of the directors nominated by the Board of Directors and in their discretion on such other business as may properly come before the meeting.

     Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote in person.

     The close of business on November 29, 2002 was fixed as the record date for the determination of the Stockholders entitled to vote at the Annual Meeting of the Stockholders. As of the record date, 12,543,937 Common Shares were outstanding and entitled to be voted at such meeting. The Stockholders will be entitled to cast one vote for each Common Share held of record on the record date.

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 2002 accompanies this proxy statement.

     The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail, and the expense thereof will be paid by the Company. Proxies may also be solicited by telephone or telefax by directors, officers or regular employees of the Company.

                            I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

     The Company's Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at nine. The Board is divided into three classes, with the terms of office of each class ending in successive years. Three directors of the Company are to be elected for terms expiring at the Annual Meeting in 2006, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. Proxies cannot be voted for more than three nominees.

             NAME, AGE, PRINCIPAL OCCUPATION OR                   SERVED AS
               POSITION, OTHER DIRECTORSHIPS                    DIRECTOR SINCE
             ----------------------------------                 --------------
TO BE ELECTED FOR TERMS ENDING IN 2006
C.J. Kretschmer, 46.........................................         2002
  President and Chief Operating Officer of the Company
J.M. McConnell, 61..........................................         1996
  Former President and Chief Executive Officer, Instron
     Corporation, manufacturer of scientific instruments
  Director of WTC Corp.
D.C. Trauscht, 69...........................................         1991
  Chairman, BW Capital Corporation, private investment
     company
  Director of Global Motorsport Group Inc., OMI Corporation,
     Integrated Electrical Services, Inc.
TO CONTINUE IN OFFICE UNTIL 2005
W.S. Antle III, 58..........................................         1994
  Former Chairman, President and Chief Executive Officer of
     Oak Industries, Inc., manufacturer of engineered
     products for the telecommunications industry
  Director of John H. Harland Company
L.W. Solley, 60.............................................         1999
  Former Chairman and Chief Executive Officer, Fisher
     Controls International, Inc., manufacturer of valves
     and regulators
  Former Executive Vice President, Emerson Electric Co.,
     manufacturer of electrical and other products
J.D. Woods, 71..............................................         2001
  Former Chairman, President and Chief Executive Officer,
     Baker Hughes Incorporated, supplier of oilfield
     equipment and services
  Director of Varco International Inc., OMI Corporation,
     United States Enrichment Corporation, Foster Wheeler
     Ltd., Integrated Electrical Services, Inc.
TO CONTINUE IN OFFICE UNTIL 2004
D.J. Moore, 64(1)...........................................         1990
  Chairman of the Company
V.L. Richey, Jr., 45........................................         2002
  Chief Executive Officer of the Company
J.M. Stolze, 59.............................................         1999
  Executive Vice President and Chief Financial Officer, MEMC
     Electronic Materials, Inc., manufacturer of silicon
     wafers

-------------------------
(1) Pursuant to the Management Transition Agreement described on page 16, Mr. Moore will retire as an officer and director of the Company on April 17, 2003.

     Each of the nominees and continuing directors has had the same position with the same employer as stated in the preceding table during the past five years, except as follows:

     From August 1997 until October 1999, Mr. Kretschmer was Vice President of the Company. He was Vice President and Chief Financial Officer from October 1999 until February 2001, and Senior Vice President and Chief Financial Officer from February 2001 to February 2002. Mr. Kretschmer was Executive Vice President and Chief Financial Officer from February 2002 to October 2002. Since the latter date, he has been President and Chief Operating Officer of the Company.

     From April 1990 until September 2001, Mr. McConnell was President and Chief Executive Officer of Instron Corporation.

     From May 1995 until January 2000, Mr. Antle was Chairman, President and Chief Executive Officer of Oak Industries, Inc.

     From October 1992 until August 2001, Mr. Moore was Chairman, President and Chief Executive Officer of the Company. He was Chairman and Chief Executive Officer from August 2001 to October 2002. Since October 2002, he has been Chairman of the Company.

     From February 1997 until March 1998, Mr. Richey was Vice President of Systems & Electronics Inc. (then a subsidiary of the Company). From March 1998 until October 2000, he was Vice President of the Company, and was Senior Vice President and Group Executive from October 2000 to August 2001. Mr. Richey was President and Chief Operating Officer from August 2001 to October 2002. Since the latter date, he has been Chief Executive Officer of the Company.

BOARD OF DIRECTORS AND COMMITTEES

     There were six meetings of the Board of Directors during fiscal year 2002. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. Directors who are employees of the Company do not receive any compensation for service as directors. Each non-employee director is currently paid a cash retainer of $5,000 per fiscal quarter and a fee of $900 plus expenses for attendance at each Board meeting. In addition, each non-employee director receives a retainer of 325 Common Shares per fiscal quarter. Each Board committee chairman is currently paid an annual retainer of $2,000, and each committee member is paid $800 plus expenses for attendance at each committee meeting. Under the Company's extended compensation plan for non-employee directors who began Board service prior to April 2001, each such director who has served as a non-employee director for at least five years or whose tenure as a director expires pursuant to the Company's Bylaws restriction regarding maximum age for election will, after the later of termination of services as a director or reaching age 65, receive for life a percentage of the fiscal year 2001 annual cash retainer for directors. Such percentage is a minimum of 50% and increases to 60% for six years' service, 70% for seven years' service, 80% for eight years' service, 90% for nine years' service and 100% for ten or more years' service. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. If the eligible director so elects, the actuarial equivalent of the benefit may be received in a single lump sum.

     Directors may elect to defer receipt of all of the cash portion and/or all of the stock portion of the quarterly retainer. If elected, the deferred amounts are credited to the director's deferred compensation account in stock equivalents. Deferred amounts will be distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.

     The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, and the Human Resources and Ethics Committee. The Board at this time does not have a standing nominating committee.

     The Executive Committee's function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board. The Committee held no meetings in fiscal year 2002. Mr. Moore (Chairman), Mr. Antle and Mr. Trauscht are the members of the Committee.

     The Audit and Finance Committee's functions generally are to oversee and monitor the Company's financial reporting process; review the Company's reports to Stockholders with management and the independent auditors and receive certain assurances from management; appoint the firm of independent auditors to perform the annual audit; annually evaluate the qualifications and prior performance of the independent auditors; review the scope of the auditors' work and approve their annual audit fees and their other non-audit service fees for individual projects in excess of $50,000; review the Company's internal controls with the independent auditors and the internal audit executive; and review with the independent auditors any problems they may have encountered during the annual audit. The Committee met four times in fiscal year 2002. Mr. Antle (Chairman), Mr. McConnell and Mr. Stolze are the members of the Committee.

     The Human Resources and Ethics Committee's functions generally are to review and approve various compensation and benefit plans; oversee the Company's Code of Business Ethics and Conduct and the Ethics Program; approve the long-term incentive compensation plans; determine when service by an officer or director is eligible for indemnification; and oversee the Charitable Contributions Program. The Committee met six times in fiscal year 2002. Mr. Trauscht (Chairman), Mr. Solley and Mr. Woods are the members of the Committee.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

     The Audit and Finance Committee (the "Committee") oversees and monitors the Company's financial reporting process on behalf of the Board of Directors. The Committee is composed of three independent directors (as defined by the New York Stock Exchange's listing standards), and operates under a written charter adopted by the Board of Directors (Exhibit A to this Proxy Statement). Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting practices.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with the independent auditors, the auditors' independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the auditors' written disclosures and the letter required by Standard No. 1 of the Independence Standards Board. The Committee also discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61.

     The Committee also discussed with the Company's internal audit executive and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and independent auditors, with and without management present, to discuss the results of the examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission. The Committee also evaluated and reappointed the Company's independent auditors for fiscal 2003.

                                          The Audit and Finance Committee

                                          W.S. Antle III, Chairman
                                          J.M. McConnell
                                          J.M. Stolze

EXECUTIVE COMPENSATION

               REPORT OF THE HUMAN RESOURCES AND ETHICS COMMITTEE
                           ON EXECUTIVE COMPENSATION

INTRODUCTION

     The following report is provided by the Human Resources and Ethics Committee of the Board of Directors. The Committee supervises the Company's Executive Compensation Program (the "Program") and is directly responsible for compensation actions affecting the executive officers and other senior executives of the Company. The Committee consists entirely of non-employee directors.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Program is designed and administered to relate executive compensation to four basic objectives:

     - Competitive Position: The Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist it in determining competitive compensation practices, the Committee frequently utilizes information about compensation levels of peer companies and other industrial companies of similar size, including information provided by qualified independent consultants. When compensation significantly varies from competitive levels, the Committee makes appropriate adjustments over time through the annual compensation planning process.

     - Company Performance: The Program is designed to reflect overall Company performance, with appropriate consideration of conditions that exist in the industries in which it engages. In determining compensation levels and compensation changes, the Committee considers the Company's overall performance in meeting both short-term and long-term objectives, and considers achievement of operating objectives in areas such as sales, earnings, entered orders and cash management, as well as progress toward long-term strategic objectives.

     - Stockholder Return: The Program has been designed to establish a direct link between the interests of the Company's executives and its Stockholders. This is accomplished by allocating a substantial portion of senior management compensation to stock-based programs tied directly to Stockholder return.

     - Individual Performance: In addition to the above factors, the Committee considers the executive's individual performance and contributions to the Company's results in determining appropriate compensation levels.

THE EXECUTIVE COMPENSATION PROGRAM

     To achieve the above objectives, the Program consists of three basic elements:

     - Base Salary: The base salary of each executive is reviewed annually and set by the Committee generally at the beginning of each fiscal year. Salary changes reflect overall Company performance, pay competitiveness and the individual's performance. The targeted percentage of cash compensation represented by base salary varies based on the level of the position, with a target of approximately 60% for the Chief Executive Officer, approximately 65% for the President and Chief Operating Officer and the Vice President and Chief Financial Officer, and approximately 70% for the Vice President, Secretary and General Counsel.

     - Annual Incentive Cash Compensation: A substantial portion of each executive's annual cash compensation is tied to Company performance through the Company's Performance Compensation Plan, an annual incentive cash compensation program. The Committee determines the annual performance compensation payment for each executive after the end of each fiscal year on the basis of a combination of objective targets and subjective evaluations of Company performance, considering market conditions and industry circumstances, in key areas such as earnings per share, shareholder value, economic profit, growth and other factors. The demonstrated individual performance of the executive as measured against strategic management objectives is also considered in the determination of the performance compensation payment. The types and relative importance of specific financial and other business objectives vary among the Company's executives depending upon their position and the particular function(s) for which they are responsible.

     - Long-Term Incentive Compensation: To align the interests of the Company's management directly with those of Stockholders, a substantial portion of senior executive total compensation is provided by stock-based, long-term compensation plans. To place emphasis on Stockholder return, the Company has implemented stock option, performance share and restricted stock programs. Awards and payments to executive officers under these programs are included in the accompanying tables.

     The Company's stock option programs provide for the award of incentive stock options, non-qualified stock options, and stock appreciation rights ("SARs"). No SARs have been awarded to date. All options granted to date, when first issued, have been awarded at an exercise price equal to the fair market value of the stock on the date of the award. Accordingly, the executive is rewarded only if the market price of the Company's stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Committee, but are not entirely determinative of future grants. Like base pay, the grants are set with regard to competitive considerations, and each executive's actual grant is based upon individual performance and the executive's potential for future contributions.

     The Company's performance share program, in the past, has provided for the earning of shares if the Company achieved specified performance objectives established at the time of the award, and vesting was contingent on continued employment for a specified period. All performance share awards made in the past directly encouraged Stockholder value creation by providing for earning of shares if the Company achieved specific stock price targets.

     In fiscal year 2001, the performance share program was replaced by a performance-accelerated restricted stock program under which shares are earned upon the achievement of specific stock price targets. Vesting is contingent on continued employment for a specified period after the shares are earned, subject generally to limitations on the number of shares that can vest in the first, or first and second, fiscal years after the award. However, awards not earned by stock performance will nevertheless vest and be distributed at the end of the employment period established for the award, provided the recipient continues in the employment of the Company.

     Under the Company's other restricted stock program, the vesting of awards is contingent on continued employment for a specified period.

     These stock-based programs provide for Stockholder value creation, as this component of the compensation system is designed to retain senior executives and motivate them to improve the market value of the stock over a number of years.

FISCAL YEAR 2002 EXECUTIVE OFFICER COMPENSATION

     Fiscal year 2002 base salaries for the executive officers, which are shown in the Summary Compensation Table on page 10, were set at the beginning of fiscal year 2002. The salaries were set based on a subjective evaluation of fiscal year 2001 performance and salary levels compared to the Company's filtration/fluid flow comparison group and a group of broader industrial companies of similar size, consistent with the methodology described below.

     In determining fiscal year 2002 compensation and Performance Compensation Plan targets for the executive officers, the Committee considered the competitiveness of cash compensation levels compared to the two comparison groups described above. The Committee utilized information in an executive compensation report from a nationally recognized, independent compensation consulting firm. The report compared the Company's compensation practices to the two comparison groups and reviewed surveys of employee positions comparable to those of the Company's executive officers. The report indicated that at the start of fiscal year

2002 target total cash compensation of the Company's Chief Executive Officer, including both base salary and the annual incentive compensation, was at the median level for chief executive officers of the comparison companies, and target total cash compensation of the Company's other executive officers was below the median level for comparable senior officers of the comparison companies. The total 2002 compensation of the Company's Chief Executive Officer, including base salary, annual incentive cash compensation and long-term incentive compensation, was slightly above the filtration/fluid flow comparison group median but below the median of the broader industrial group survey. The other executive officers' total compensation was generally below the median total compensation for the comparable senior officers of the comparison companies. The Committee also considered the Company's operating performance and progress made on strategic initiatives. The overall strong operating performance of the Company in fiscal 2002 resulted from growth in, and focus on, the Company's expanded commercial business.

     The Company disclosed its fiscal 2002 and fiscal 2001 financial results on a "reported" and on an "operational" basis. The "reported" amounts are prepared in accordance with accounting principles generally accepted in the United States of America, and are presented in the Company's Consolidated Statements of Operations. The fiscal 2002 "operational" amounts exclude an after-tax charge of $0.4 million, or $0.04 per share, resulting from the Management Transition Agreement between the Company and Mr. Moore. The fiscal 2001 "operational" amounts exclude the favorable impact of a non-recurring income tax adjustment of $12.7 million, or $0.99 per share, and exclude after-tax goodwill amortization expense of $2.6 million, or $0.20 per share. "Operational" results represent net earnings and earnings per share on an ongoing operating basis. The Committee believes the Company's financial results on an "operational" basis provide it a more meaningful basis for evaluating and comparing the fiscal 2002 performance with the prior year.

     In fiscal 2002, the Company reported sales of $367.5 million, an increase of $22.6 million, or 6.6%, over fiscal 2001 sales of $344.9 million. Fiscal 2002 net earnings on an "operational" basis were $22.2 million, or $1.71 per share, compared with fiscal 2001 net earnings on an "operational" basis of $20.0 million, or $1.56 per share. Operational net earnings increased 11% year over year. Reported net earnings were $21.8 million, or $1.67 per share, compared with $30.1 million, or $2.35 per share, for fiscal 2002 and fiscal 2001, respectively.

     After the close of the fiscal year, based on the evaluation of the above factors, the Committee approved a Performance Compensation Plan payment for fiscal 2002 of $400,000 for the Chief Executive Officer. The fiscal 2002 total cash compensation of the Company's other executive officers is detailed in the Summary Compensation Table on page 10.

     The Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued best efforts and diligence, and provides for the continuing alignment of their interests with those of the Stockholders. To facilitate these objectives, in fiscal 2002 the Committee awarded the executive officers (other than the Chief Executive Officer), as a group, options totaling 92,000 shares under the 1999 Stock Option Plan and 2001 Stock Incentive Plan. In fiscal 2002, the Chief Executive Officer received a stock option award under the 1994 Stock Option Plan totaling 60,000 shares, which vests on February 1, 2003, with an exercise period of up to five years from his date of retirement, and an award of 40,000 shares of restricted stock under the 2001 Stock Incentive Plan, which vests on April 1, 2003. The Committee considered these awards warranted by Mr. Moore's commitment to the transition of leadership of the Company, and his ongoing contributions to the success of the Company, and determined that the awards served the Company's long-term interests.

     In accordance with the Company's executive compensation philosophy, in fiscal 2002 a portion of the compensation of the executive officers (other than the Chief Executive Officer) was provided through performance-accelerated restricted stock awards under the 2001 Stock Incentive Plan. These awards established higher share price targets than previous awards, and further aligned the interests of the executive officers with those of the Stockholders on a long-term basis. In fiscal 2002, Messrs. Richey and Kretschmer each received an additional award to recognize significant increases in management responsibility. These shares are earned based on the achievement of specified stock price target levels over a period of up to five years, but the award increments do not vest unless the recipient has continued employment service through March 31 of the year following the end of the fiscal year in which earned. However, awards not so earned by stock performance will nevertheless vest and be distributed at the end of the five year employment service period. The foregoing awards are shown in the Summary Compensation Table.

     As a result of the achievement during fiscal year 2001 of share price targets established for the performance-accelerated restricted stock awards made under the 2001 Stock Incentive Plan, the Chief Executive Officer and the other executive officers earned the first one-third of their awards, and payout of such earned awards was made in fiscal 2002. The Chief Executive Officer received a payout equivalent to 21,333 shares, and the other executive officers, as a group, received a payout equivalent to 19,000 shares. As a result of the achievement in fiscal 2002 of the share price targets established for these awards, the Chief Executive Officer and the other executive officers earned the second one-third of their awards, which will vest and be distributed upon continued service through March 31, 2003.

     The executive officers have employment agreements with the Company as described on page 16, and are also covered by a Severance Plan which is described on page 15.

     Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for compensation in excess of $1 million paid to any of the Company's highest paid executive officers unless the compensation qualifies for a performance-based exception. The 1999 Stock Option Plan was generally designed to permit awards that satisfy the performance-based exception of section 162(m). The 2001 Stock Incentive Plan also was generally designed to permit awards that satisfy that exception; however, this Plan also permits awards that may not satisfy such exception. In fiscal 2002, a portion of the compensation awarded to Mr. Moore may have exceeded the deductibility limit under section 162(m). See the Summary Compensation Table. The Company does not expect compensation levels of its executive officers to exceed the section 162(m) limit in the foreseeable future.

SUMMARY

     The Committee believes the Company's compensation program has been designed and managed by the Committee to directly link the compensation of the Company's executives to Company performance, individual performance and Stockholder return. The level of total direct compensation paid to the Company's Chief Executive Officer in fiscal 2002 is slightly above the median competitive level for similar companies in the filtration/fluid flow comparison group, but is below the median competitive level for the similar size, broader industrial companies. This is consistent with the Company's above average performance relative to its filtration/fluid flow comparison group. The total direct compensation for the Company's other executive officers is generally below market median as determined by this comparison group, and is commensurate with their executive officer tenure. The Committee will continue to address these compensation levels over time, consistent with Company and individual performance, and will continue to emphasize performance and stock-based compensation that links management and Stockholder interests.

                                          The Human Resources and
                                          Ethics Committee

                                          D.C. Trauscht, Chairman
                                          L.W. Solley
                                          J.D. Woods

                           SUMMARY COMPENSATION TABLE

     The following table contains certain information concerning compensation for each of the last three fiscal years of the Company's Chief Executive Officer and its other three executive officers serving at September 30, 2002, for all services rendered in all capacities to the Company and its subsidiaries. Mr. G.
E. Muenster was elected Vice President and Chief Financial Officer effective October 1, 2002, and will therefore be included as an executive officer in the proxy statement for the 2004 Annual Meeting.

                                                                                    LONG TERM-COMPENSATION
                                                                             ------------------------------------
                                          ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                              -------------------------------------------    -------------------------   --------
                                                                                ($)            (#)
                                                                 ($)         RESTRICTED     SECURITIES     ($)
NAME AND                      FISCAL     ($)        ($)      OTHER ANNUAL      STOCK        UNDERLYING     LTIP
PRINCIPAL POSITION             YEAR     SALARY     BONUS     COMPENSATION    AWARDS(1)       OPTIONS     PAYOUTS
------------------            ------    ------     -----     ------------    ----------     ----------   -------
D.J. Moore..................   2002    $485,000   $400,000     $25,039       $1,212,400(3)    60,000     $      0
Chairman and                   2001     460,000    426,870      82,621(4)     2,125,600(5)         0            0
Chief Executive Officer        2000     440,000    421,173      28,706                0            0      662,298(6)
V.L. Richey, Jr. ...........   2002     180,000    125,000      81,722(7)       574,038(8)    44,000            0
President and Chief            2001     145,000     90,545      43,598(4)       715,675(9)     9,000            0
Operating Officer              2000     120,000     74,418      34,939(10)            0       15,000      159,546(6)
C.J. Kretschmer.............   2002     170,000    110,000      15,968          426,277(11)   33,500            0
Executive Vice President and   2001     160,000     96,670      37,696(4)       715,675(12)    9,000            0
Chief Financial Officer        2000     140,000     86,700      12,609                0       15,000      168,595(6)
A.S. Barclay................   2002     134,000     70,110      32,533(13)      232,078(14)   14,500            0
Vice President, Secretary      2001     125,000     69,750      49,339(4)       598,300(15)    8,000            0
and General Counsel            2000     105,000     65,475      46,234(10)            0       15,000      135,469(6)


                                 ($)
                              ALL OTHER
NAME AND                       COMPEN-
PRINCIPAL POSITION            SATION(2)
------------------            ---------
D.J. Moore..................    $553
Chairman and                     493
Chief Executive Officer          437
V.L. Richey, Jr. ...........       0
President and Chief                0
Operating Officer                  0
C.J. Kretschmer.............       0
Executive Vice President and       0
Chief Financial Officer            0
A.S. Barclay................       0
Vice President, Secretary          0
and General Counsel                0

-------------------------
 (1) Restricted shares shown in this table are either restricted shares or performance-accelerated restricted shares that, to the extent not already vested, will vest and be distributed if the recipient continues in the employment of the Company through the employment service period established for the award. Performance-accelerated restricted shares will vest earlier upon achievement of specified stock price targets established for the award and continued employment of the recipient through March 31 of the year following the end of the fiscal year in which the target is achieved, subject generally to limitations on the number of shares that can vest in the first, or first and second, fiscal years after the award. Each target level is based on the average stock price over a period of thirty consecutive trading days. See, however, footnote number 5. All awards provide for acceleration of vesting in the event of a change in control of the Company. Awards of performance-accelerated restricted shares in fiscal year 2001 were reported in the Company's proxy statement for its 2002 Annual meeting of Stockholders (the "2002 Proxy Statement") under "Long-Term Incentive Plans -- Awards in Last Fiscal Year," and certain information concerning these awards was reported in the "LTIP Payouts" column in the Summary Compensation Table of the 2002 Proxy Statement. Dividends, if any, will not be paid prior to the vesting and distribution of the shares.

 (2) Represents the dollar value of the benefit of premiums paid for a split-dollar life insurance policy.

 (3) Represents fair market value of $30.31 per share, which was the price at the time of award, for 40,000 restricted shares awarded. These shares will vest and be distributed if Mr. Moore continues in the employment of the Company through the vesting date, April 1, 2003. At September 30, 2002, Mr. Moore held a total of 80,000 restricted shares and 42,667 performance-accelerated restricted shares which had not yet vested and been distributed, with an aggregate value of $3,962,144 based on fair market value of $32.30 per share.

 (4) Includes reimbursement for interest costs on personal loans for the purchase of Common Shares under the Executive Stock Purchase Plan. These loans are between the named officer, as an individual, and a third party lending institution. The Company is not a guarantor of these loans, nor does the Company have any responsibilities regarding their repayment. The amounts of these reimbursements were $27,000 for Mr. Moore, and $18,000 each for Mr. Richey, Mr. Kretschmer and Ms. Barclay. Effective January 15, 2003, the Company will cease to reimburse the executive officers for the interest costs on these loans. The current loans will be liquidated by the executive officers, and the Company will not arrange for, or make any payments to the executive officers in respect of, any future loans.

 (5) Includes $688,800 which represents fair market value of $17.22 per share, which was the price at the time of award, for 40,000 restricted shares awarded. Also includes $1,436,800 which represents fair market value of $22.45 per share, which was the price at the time of award, for 64,000 performance-accelerated restricted shares awarded. On April 1, 2002, a payout equivalent to 21,333 of these shares was made. The vesting of the remaining 82,667 of these shares was accelerated by the Management Transition Agreement between the Company and Mr. Moore, and such shares will vest and be distributed if Mr. Moore continues in the employment of the Company through the accelerated vesting date, April 1, 2003.

 (6) Amounts shown were earned in fiscal year 2000 pursuant to the 1997 Performance Share Plan and were paid out on April 2, 2001. Valuation is based on the closing market prices of the stock on the dates the award increments were earned.

 (7) Includes $44,851 for club expenses.

 (8) Represents fair market value of $25.34 per share, which was the price at the time of award, for 8,000 performance-accelerated restricted shares awarded and of $34.81 per share, which was the price at the time of award, for 10,667 such shares. On March 31, 2003 and March 31, 2004, 2,667 shares and 2,666 shares, respectively, will vest and be distributed if the recipient continues in the employment of the Company. On September 30, 2006 and September 30, 2007, 2,667 shares and 10,667 shares, respectively, will vest and be distributed if the recipient continues in the employment of the Company. At September 30, 2002, Mr. Richey held a total of 42,667 performance-accelerated restricted shares which had not yet vested and been distributed, with an aggregate value of $1,378,144 based on fair market value of $32.30 per share.

 (9) Represents fair market value of $22.45 per share, which was the price at the time of award, for 20,000 performance-accelerated restricted shares awarded and of $25.00 per share, which was the price at the time of award, for 10,667 such shares. On April 1, 2002, a payout equivalent to 6,667 of these shares was made. On each of March 31, 2003 and March 31, 2004, 8,000 of these shares will vest and be distributed if the recipient continues in the employment of the Company. On September 30, 2006 the remaining 8,000 of these shares will vest and be distributed if the recipient continues in the employment of the Company.

(10) Includes reimbursement of $16,500 for interest costs on personal loans for the purchase of Common Shares under the Executive Stock Purchase Plan. These loans are between the named officer, as an individual, and a third party lending institution. The Company is not a guarantor of these loans, nor does the Company have any responsibilities regarding their repayment. Effective January 15, 2003, the Company will cease to reimburse the executive officers for the interest costs on these loans. The current loans will be liquidated by the executive officers, and the Company will not arrange for, or make any payments to the executive officers in respect of, any future loans.

(11) Represents fair market value of $25.34 per share, which was the price at the time of award, for 4,000 performance-accelerated restricted shares and of $34.81 per share, which was the price at the time of award, for 9,334 such shares. On March 31, 2003 and March 31, 2004, 1,334 shares and 1,333 shares, respectively, will vest and be distributed if the recipient continues in the employment of the Company. On September 30, 2006 and September 30, 2007, 1,333 shares and 9,334 shares, respectively, will vest and be distributed if the recipient continues in the employment of the Company. At September 30, 2002, Mr. Kretschmer held a total of 37,334 performance-accelerated restricted shares which had not yet vested and been distributed, with an aggregate value of $1,205,888 based on fair market value of $32.30 per share.

(12) Represents fair market value of $22.45 per share, which was the price at the time of award, for 20,000 performance-accelerated restricted shares and of $25.00 per share, which was the price at the time of award, for 10,667 such shares. On April 1, 2002, a payout equivalent to 6,667 of these shares was made. On each of March 31, 2003 and March 31, 2004, 8,000 of these shares will vest and be distributed if the recipient continues in the employment of the Company. On September 30, 2006, the remaining 8,000 of these shares will vest and be distributed if the recipient continues in the employment of the Company.

(13) Includes reimbursement of $6,043 for car expenses, $5,966 for club expenses, and $8,723 for interest costs on personal loans for the purchase of Common Shares under the Executive Stock Purchase Plan. These loans are between the named officer, as an individual, and a third party lending institution. The Company is not a guarantor of these loans, nor does the Company have any responsibilities regarding their repayment. Effective January 15, 2003, the Company will cease to reimburse the executive officers for the interest costs on these loans. The current loans will be liquidated by the executive officers, and the Company will not arrange for, or make any payments to the executive officers in respect of, any future loans.

(14) Represents fair market value of $34.81 per share, which was the price at the time of award, for 6,667 performance-accelerated restricted shares. On September 30, 2007, these shares will vest and be distributed if the recipient continues in the employment of the Company. At September 30, 2002, Ms. Barclay held a total of 26,666 performance-accelerated restricted shares which had not yet vested and been distributed, with an aggregate value of $861,312 based on fair market value of $32.30 per share.

(15) Represents fair market value of $22.45 per share, which was the price at the time of award, for 17,000 performance-accelerated restricted shares and of $25.00 per share, which was the price at the time of award, for 8,666 such shares. On April 1, 2002, a payout equivalent to 5,667 of these shares was made. On March 31, 2003 and March 31, 2004, 6,667 shares and 6,666 shares, respectively, will vest and be distributed if the recipient continues in the employment of the Company. On September 30, 2006, the remaining 6,666 of these shares will vest and be distributed if the recipient continues in the employment of the Company.

     The Company's stock option, restricted stock award and performance share award agreements and Supplemental Executive Retirement Plan applicable to the named executive officers generally provide for acceleration of vesting and, in certain cases, payout, of awards and retirement benefits under such agreements and Plan in the event of a change in control of the Company, as defined in such agreements and Plan, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                          -------------------------------------------------
                                             (#)        % OF TOTAL
                                            NUMBER       OPTIONS
                                              OF         GRANTED
                                          SECURITIES        TO                                ($) GRANT
                                          UNDERLYING    EMPLOYEES    ($/SHARE)                   DATE
                                           OPTIONS      IN FISCAL    EXERCISE    EXPIRATION    PRESENT
NAME                                       GRANTED         YEAR        PRICE        DATE       VALUE(1)
----                                      ----------    ----------   ---------   ----------   ----------
D.J. Moore..............................    60,000(2)     13.71       $31.335     04/16/08     $919,962
V.L. Richey, Jr.........................    14,000                     25.275     10/17/11      173,145
                                            30,000                     29.035     08/05/12      426,219
                                            ------                                             --------
                                            44,000(3)     10.06                                 599,364
C.J. Kretschmer.........................    11,000                     25.275     10/17/11      136,042
                                            22,500                     29.035     08/05/12      319,664
                                            ------                                             --------
                                            33,500(3)      7.66                                 455,706
A.S. Barclay............................     8,000                     25.275     10/17/11       98,940
                                             6,500                     29.035     08/05/12       92,347
                                            ------                                             --------
                                            14,500(3)      3.31                                 191,287

---------------

(1) Estimated present value based on the Black-Scholes option pricing model, a mathematical formula used to value options traded on stock exchanges. The following assumptions were used in applying the model to calculate the values: expected future stock price annual volatility rate of 31.21%; risk-free rate of return of 3.593% for the option term; annual dividend yield of 0%; and a ten-year option term. No adjustments have been made for non-transferability or risk of forfeiture. The actual value of the options will depend on the market price of the shares on the date the options are exercised, and may vary significantly from the theoretical values estimated by the Black-Scholes model.

(2) This stock option grant is non-transferable, has an exercise price equal to 100% of the fair market value on the date of grant, and becomes fully exercisable on February 1, 2003. In the event of a change in control of the Company, 100% of the options granted immediately vest.

(3) These stock option grants are non-transferrable, and have an exercise price equal to 100% of the fair market value on the date of grant. The options are exercisable as follows: one-third of the options granted may be exercised on or after one year from the date of grant, an additional one-third on or after two years from the date of grant, and the final one-third on or after three years from the date of grant. In the event of a change in control of the Company, 100% of the options granted may be immediately exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides certain information concerning stock option exercises during fiscal year 2002 by each of the named executive officers and the value of their unexercised options at September 30, 2002.

                                                                           (#)                  ($)
                                                                       SECURITIES            VALUE OF
                                                                       UNDERLYING          UNEXERCISED,
                                                                       UNEXERCISED         IN-THE-MONEY
                                          (#)                          OPTIONS AT           OPTIONS AT
                                        SHARES           ($)             9/30/02            9/30/02(2)
                                       ACQUIRED         VALUE         EXERCISABLE/         EXERCISABLE/
NAME                                  ON EXERCISE    REALIZED(1)      UNEXERCISABLE        UNEXERCISABLE
----                                  -----------    -----------      -------------        -------------
D.J. Moore........................      55,116        $1,449,357          0 / 78,000    $       0 /$436,657
V.L. Richey, Jr. .................           0                 0     40,225 / 61,000      800,502 / 512,564
C.J. Kretschmer...................           0                 0     41,648 / 48,500      942,532 / 425,339
A.S. Barclay......................         653            17,391     23,597 / 27,168      499,477 / 308,477

-------------------------
(1) Based on the difference between the average of the high and low market prices on the date of exercise and the option price.

(2) Based on the difference between the average of the high and low market prices on September 30, 2002 and the option price.

                                RETIREMENT PLAN

     At the time of the 1990 spin-off of the Company by Emerson Electric Co. ("Emerson"), the Company established a Retirement Plan (the "Retirement Plan") in which the Company's executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the "Emerson Retirement Plan"). Under the Retirement Plan, a participant will be credited with his service under the Emerson Retirement Plan, but his benefit accrued under the Retirement Plan will be offset by his benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code. In 1993, the Company adopted a Supplemental Executive Retirement Plan (the "SERP") which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives, including the executive officers. The SERP will maintain total retirement benefits at the formula level of the Retirement Plan.

                               PENSION PLAN TABLE

                                                     ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                                        --------------------------------------------------------------------
  AVERAGE                                  10          15          20          25          30          35
   ANNUAL                               YEARS OF    YEARS OF    YEARS OF    YEARS OF    YEARS OF    YEARS OF
COMPENSATION                            SERVICE     SERVICE     SERVICE     SERVICE     SERVICE     SERVICE
------------                            --------    --------    --------    --------    --------    --------
 $   150,000  ......................    $ 20,528    $ 30,792    $ 41,056    $ 51,320    $ 61,583    $ 71,847
     250,000  ......................      35,528      53,292      71,056      88,820     106,583     124,347
     350,000  ......................      50,528      75,792     101,056     126,320     151,583     176,847
     450,000  ......................      65,528      98,292     131,056     163,820     196,583     229,347
     550,000  ......................      80,528     120,792     161,056     201,320     241,583     281,847
     650,000  ......................      95,528     143,292     191,056     238,820     286,583     334,347
     750,000  ......................     110,528     165,792     221,056     276,320     331,583     386,847
     850,000  ......................     125,528     188,292     251,056     313,820     376,583     439,347
     950,000  ......................     140,528     210,792     281,056     351,320     421,583     491,847
   1,050,000  ......................     155,528     233,292     311,056     388,820     466,583     544,347
   1,150,000  ......................     170,528     255,792     341,056     426,320     511,583     596,847

     These plans provide for fixed retirement benefits based on the participant's credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years), and applicable Social Security covered compensation. The dollar amounts listed for salary and bonus in the Summary Compensation Table are substantially the same as the compensation covered by these plans. The foregoing table shows the combined annual benefits that will be payable from these plans on the basis of a single life annuity with five years certain.

     Under current law, the benefit amounts will not be subject to any deduction for Social Security or other offset amounts. The credited years of service covered by these plans for each of the persons named in the Summary Compensation Table were as follows as of October 1, 2002: Mr. Moore, 18.5; Mr. Richey, 17; Mr. Kretschmer, 25; and Ms. Barclay, 15. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires.

                               PERFORMANCE GRAPH

     The following graph presents a comparison of the cumulative total shareholder return on the Common Shares as measured against the Standard & Poor's 500 Stock Index (the "Index") and a peer group (the "2002 Peer Group"). The Company is not a component of the Index or the 2002 Peer Group. The measurement period begins on September 30, 1997 and measures at each September 30 thereafter. These figures assume that all dividends paid over the measurement period were reinvested, and the starting value of each index and the investments in the Common Shares were $100 at the close of trading on September 30, 1997.

                              [PERFORMANCE GRAPH]


                                9/97          9/98           9/99           9/00           9/01           9/02
 ESCO Technologies
   Inc. ..................      100           58.16          63.12          98.58         141.28         183.26
 S&P 500..................      100          109.05         139.37         157.88         115.85          92.12
 2002 Peer Group..........      100           72.06          91.09          91.89         101.92          91.02

     The 2002 Peer Group is comprised of Calgon Carbon Corporation, Clacor Inc., Cuno Inc., Donaldson, Inc., Ionics Inc., Lydall Inc., Millipore Corp., Osmonics Inc. and Pall Corporation. The companies composing the 2002 Peer Group are the same companies which composed the "2001 Peer Group" used in the proxy statement for the 2002 Annual Meeting of Stockholders.

                                 SEVERANCE PLAN

     The Company has established a Severance Plan (the "Plan") covering the executive officers. Under the Plan, following an occurrence of a Change of Control (as defined), each executive officer will be entitled to be employed by the Company for a three-year period with respect to Mr. Moore, and for a two-year period with respect to Messrs. V.L. Richey, Jr. and C.J. Kretschmer and Ms. A.S. Barclay, during which: (i) he or she will be paid a minimum base salary equal to his or her base salary prior to the Change of Control, and a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) he or she will continue to receive the employee benefits to which he or she was entitled prior to the Change of Control. During this employment period, if the executive officer's employment is terminated by the Company other than for cause or disability, or the executive officer terminates his or her employment following certain actions by the Company, he or she will be entitled to receive, among other things: (i) three times in the case of Mr. Moore, and two times in the case of Messrs. Richey and Kretschmer and Ms. Barclay, his or her minimum annual base salary and minimum annual bonus, (ii) the lump sum value of a supplemental retirement benefit equal to the difference between (a) his or her benefits under the Retirement Plan and SERP by the addition of three years in the case of Mr. Moore, and two years in the case of Messrs. Richey and Kretschmer and Ms. Barclay of credited service and (b) the amounts actually payable under such plans, and (iii) the continuation of his or her employee benefits for three years in the case of Mr. Moore and two years in the case of Messrs. Richey and Kretschmer and Ms. Barclay. The Company may amend the Plan, but no amendment adverse to the rights of the executive officers will be effective unless notice thereof has been given by the Company to the affected executive officers at least one year prior to the occurrence of a Change of Control.

           MANAGEMENT TRANSITION AGREEMENT AND EMPLOYMENT AGREEMENTS

     As the result of Mr. Moore's notice to the Company of his desire to retire from his positions as an officer and director prior to the end of the Company's 2003 fiscal year, and to ensure a successful transition of the Company's leadership, the Company and Mr. Moore entered into a Management Transition Agreement ("MTA") dated August 5, 2002. The MTA terminated the employment agreement between the Company and Mr. Moore described in the following paragraph, effective September 30, 2002, and provided that Mr. Moore would resign as Chief Executive Officer effective October 1, 2002, but would continue to serve as Chairman until his retirement date, April 17, 2003 ("Retirement Date"). From October 1, 2002 until the Retirement Date, Mr. Moore will receive a pro rata base salary at an annual rate of $485,000. On the Retirement Date, he will receive a pro rata bonus at an annual rate of $325,000. Additionally, the vesting and distribution of his fiscal 2001 restricted stock award, totaling 40,000 shares, was accelerated to April 1, 2003, as was the vesting and payout of 21,333 performance-accelerated restricted shares which were earned on October 1, 2002 and which represent the final one-third of the award made to Mr. Moore under the 2001 Stock Incentive Plan. Incidental benefits customarily paid to senior executives may be paid to Mr. Moore between October 1, 2002 and the Retirement Date, but shall not in the aggregate exceed $75,000. Also, the Company and Mr. Moore agreed to enter into a consulting agreement whereby Mr. Moore will provide services to the Company for a one-year term following the Retirement Date, for a total fee of $300,000.

     The Company entered into employment agreements effective on or about November 1, 1999 with Messrs. Moore, Richey and Kretschmer and Ms. Barclay, the then-current executive officers. As stated above, the employment agreement with Mr. Moore was terminated effective September 30, 2002. The employment agreements had a term of four years for Mr. Moore and were amended to extend until November 2, 2004 for the other executive officers. The agreements provide for a base salary of not less than their fiscal year 1999 base salary, as increased in accordance with the Company's compensation policy, and an annual bonus in accordance with the Performance Compensation Plan. These executives are also entitled to participate in any stock options, restricted stock awards, performance shares and other compensation as the Company's Human Resources and Ethics Committee shall determine. They are also entitled to participate in all employee benefit programs of the Company applicable to senior executives, and the Company will continue to provide certain perquisites.

     The Company has the right to terminate the employment of the executive officers at any time upon thirty days notice for cause or without cause, and these executives have the right to resign at any time upon thirty days notice. If an executive's employment is terminated by the Company other than for cause, or if an executive terminates his employment following certain actions by the Company, the executive will be entitled to receive certain benefits. In the case of Mr. Moore, he would have received: (i) for three years, the continuation of his then-current base salary and bonus (bonus calculated using the average annual percentage of base salary under the Performance Compensation Plan for the past five consecutive fiscal years, excluding the highest and lowest percentage), (ii) the lump sum value of a supplemental retirement benefit equal to the difference between (a) his benefits under the Retirement Plan and SERP by the addition of three years of credited service and age and (b) the amounts actually payable under such plans, (iii) immediate vesting of outstanding stock options and restricted stock awards, and immediate vesting and payout of awards outstanding under the performance share plan, and (iv) continuation of certain employee benefits and perquisites for the period of base salary continuation. In the case of such a termination, the other executive officers will receive: (i) for one year, the continuation of his or her then-current base salary and bonus (bonus calculated by using no less than the annual percentage of base salary under the Performance Compensation Plan for the last fiscal year), (ii) immediate vesting of outstanding stock options and immediate vesting and payout of shares earned under the performance share plan, and (iii) continuation of certain employee benefits and perquisites for the period of base salary continuation. If an executive's employment is terminated in connection with a Change of Control, or in the case of Mr. Moore, if he had terminated his employment based on a Change of Control, the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company's Severance Plan.

     All of the aforementioned agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a specific period from soliciting employees of the Company and from soliciting customers or distributors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the number of Common Shares beneficially owned by the directors and executive officers of the Company as of November 1, 2002. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

                                                                    NUMBER OF
                                                                  COMMON SHARES
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED(1)(2)
------------------------                                     ------------------------
W.S. Antle III...........................................              10,276(3)
A.S. Barclay.............................................              60,501
C.J. Kretschmer..........................................              96,990
J.M. McConnell...........................................               7,677
D.J. Moore...............................................             315,298(4)
V.L. Richey, Jr. ........................................              89,426
L.W. Solley..............................................               4,300
J.M. Stolze..............................................               4,100(5)
D.C. Trauscht............................................              11,100
J.D. Woods...............................................               3,383
All directors and executive officers as a group (10
  persons)...............................................             603,051

-------------------------

(1) The percentage of total outstanding Common Shares beneficially owned by any individual does not exceed 1%, except in the case of Mr. Moore who beneficially owns 2.5%. The percentage beneficially owned by all directors and executive officers as a group is 4.8%.

(2) Includes the following Common Shares covered by employee stock options which the individual has the right to acquire within 60 days after November 1, 2002: Ms. Barclay 36,264; Mr. Kretschmer 57,314; Mr. Moore 18,000; Mr. Richey 58,891, and all directors and executive officers as a group, 170,469.

(3) Includes 2,480 stock equivalents credited to Mr. Antle's deferred compensation account under the Compensation Plan for Non-Employee Directors.

(4) Includes 80,000 Common Shares which are non-transferable and subject to certain vesting requirements.

(5) Includes 1,300 stock equivalents credited to Mr. Stolze's deferred compensation account under the Compensation Plan for Non-Employee Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person known by the Company to beneficially own more than five percent of the outstanding Common Shares:

                                                                    NUMBER OF            PERCENT
                    NAME AND ADDRESS OF                           COMMON SHARES       OF OUTSTANDING
                      BENEFICIAL OWNER                          BENEFICIALLY OWNED    COMMON SHARES
                    -------------------                         ------------------    --------------
Dimensional Fund Advisors Inc...............................         991,300(1)            7.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Liberty Wanger Asset Management, L.P........................         898,000(2)            7.2%
227 West Monroe, Suite 3000
Chicago, IL 60606
Franklin Resources, Inc.....................................         697,690(3)            5.6%
and certain other parties
One Franklin Parkway
San Mateo, CA 94403

-------------------------
(1) Based on information provided by Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over the 991,300 shares as of September 30, 2002. The Portfolios own all such shares, and Dimensional disclaims beneficial ownership of all such shares.

(2) Based on information provided by Liberty Wanger Asset Management, L.P. ("LWAM"), an investment advisor to the following accounts which may be deemed to be the beneficial owners of the shares: Liberty Acorn Fund, 750,000 shares; Oregon State Treasury, 50,000 shares; Acorn USA, 49,000 shares; and Wanger US Smaller Companies, 49,000 shares. LWAM holds shared voting power and investment power as to the 898,000 shares.

(3) Based on information contained in Schedule 13G (Amendment No. 6) under the Securities Exchange Act of 1934, dated February 1, 2002, filed by Franklin Resources, Inc. ("FRI") and certain other parties, indicating beneficial ownership by investment companies or other managed accounts whose investment advisers are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of FRI, and may each be deemed to be the beneficial owner of the 697,690 shares. Franklin Advisory Services, LLC ("FAS") is the investment advisor for such shares, and may be deemed to be the beneficial owner of, and has sole voting power and sole investment power as to, 697,600 shares. Fiduciary Trust Company International, a subsidiary of FRI, has sole voting power and sole investment power as to 90 shares. Each of the foregoing persons and entities disclaims any economic interest in or beneficial ownership of the 697,690 shares. The address of FAS is One Parker Plaza, Sixteenth Floor, Fort Lee, NJ 07024.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that due to an oversight G.E. Muenster was late in filing one Form 3, one Form 4 involving two transactions, and two Form 5s involving three transactions and four transactions, respectively.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE THREE NOMINEES FOR DIRECTORS.

                                   II. VOTING

     The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2003 Annual Meeting is required to elect directors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the meeting as to such matter or matters.

     The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                           III. INDEPENDENT AUDITORS

     KPMG LLP was the Company's independent auditors for the fiscal year ended September 30, 2002, and the Audit and Finance Committee has selected them as independent auditors for the year ending September 30, 2003. A representative of KPMG LLP is expected to be present at the meeting with the opportunity to make a statement and respond to appropriate questions from Stockholders.

     The following fees were paid to KPMG LLP for services rendered in fiscal 2002:

Audit Fees...........................................    $431,000
Financial Information Systems Design and
  Implementation Fees................................           0
All Other Fees.......................................     215,000
                                                         --------
  Total KPMG LLP Fees................................    $646,000

     Audit fees primarily represent amounts to be paid for the audit of the Company's annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-United States locations.

     All Other Fees include amounts paid for non-financial statement services, such as tax services, financial due diligence assistance and audits of benefit plans.

     In the process of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending September 30, 2003, the Audit and Finance Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

                           IV. STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 2004 Annual Meeting must be received by the Company by August 10, 2003 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.

     In order for a Stockholder to nominate a candidate for director, under the Company's Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the Stockholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

     In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Stockholder action in accordance with the provisions of applicable law. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

     In each case, the notice must be given to the Secretary of the Company, whose address is 8888 Ladue Road, Suite 200, St. Louis, Missouri 63124-2056. Any Stockholder desiring a copy of the Company's Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

                                                                       EXHIBIT A

                             ESCO TECHNOLOGIES INC.
                      AUDIT AND FINANCE COMMITTEE CHARTER

                            (REVISED NOVEMBER 2002)

     The Board of Directors of ESCO TECHNOLOGIES INC. (the "Company") hereby adopts this charter to govern the composition of its Audit and Finance Committee (the "Committee") and the scope of the Committee's duties and responsibilities, and to set forth specific actions the Board of Directors expects the Committee to undertake to fulfill those duties and responsibilities.

I.  Statement of Purpose

     The Committee will assist the Board of Directors in overseeing and monitoring the Company's financial reporting process. The duties of the Committee are ones of oversight and supervision. It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Company's compliance program. The Board of Directors recognizes that the Committee will rely on the advice and information it receives from the Company's management and its internal and outside auditors. The Board does, however, expect the Committee to exercise independent judgment in assessing the quality of the Company's financial reporting process and its internal controls. In doing so, the Board expects that the Committee will maintain free and open communication with the other directors, the Company's independent and internal auditors and the financial management of the Company.

II.  Composition of the Audit and Finance Committee

     The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and each of them shall be independent of management, as that term is defined by sec.303.01(B)(3) of the New York Stock Exchange Rules, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment.

     Each member of the Committee shall have experience or education in business or financial matters sufficient to provide him or her with a working familiarity with basic finance and accounting matters. In addition, the Audit and Finance Committee shall include at least one person with financial management or accounting expertise.

     Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

III.  Meetings

     The Committee shall meet at least four times annually, or more frequently if circumstances dictate. One of these meetings shall include separate executive sessions with the Company's independent auditors and the "outsourced" Internal Audit Executive or in certain circumstances the Company's Internal Audit Executive. Unless circumstances dictate otherwise, the meetings should occur quarterly in conjunction with a review of the Company's quarterly financial results.

IV.  Duties and Responsibilities of the Audit and Finance Committee

     The duties and responsibilities of the Committee shall include the following:

          1. Receive the written disclosures and letter from the Company's independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discuss with the auditors any issues required to be discussed regarding their independence.

          2. Annually evaluate the qualifications and prior performance of the Company's current independent auditors. Based on the representations regarding independence and the results of such evaluation, retain or terminate the independent auditors. If the current independent auditors are not retained, the Committee shall select and retain new independent auditors.

          3. Meet with the independent auditors and financial management of the Company in advance of the annual audit to review its proposed scope, the proposed scope of the quarterly reviews, and the procedures to be followed in conducting the audit and the reviews.

          4. Approve the compensation of the independent auditors for all individual projects with professional fees in excess of $50,000. In addition, the Committee will review compliance with the requirements of the new SEC Rules on Auditor Independence, including all applicable proxy disclosure requirements.

          5. Review with the independent auditors any problems or difficulties the auditors may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, significant areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties, significant audit adjustments, and any other matters required to be discussed by Statement of Auditing Standards No. 61.

          6. Review the Company's Annual Report on Form 10-K and the financial statements contained therein with the Company's financial management and independent auditors. Discuss any significant financial judgments made in connection with the preparation of the Company's financial statements. Receive assurances from financial management that the financial statements proposed to be included in the Company's Annual Report contain no material misstatements, and receive assurances from the independent auditors that, in the course of their audit, they learned of no material misstatement. If deemed appropriate, after consideration of the reviews and assurances, recommend to the Board of Directors that they be included in the Annual Report on Form 10-K.

          7. Review the Company's Quarterly Reports on Form 10-Q and the financial statements contained therein with the Company's financial management. Receive assurances from the Company's financial management that the financial statements included in the Company's reports do not contain any material misstatements, and receive assurances that the auditors learned of no material misstatements in the course of their review of such financial statements.

          8. Discuss at least annually with the Company's independent auditors the adequacy and effectiveness of the Company's internal controls. Review the management letter issued by the independent auditors and management's response thereto. Periodically assess action management has taken or progress it has made in addressing issues raised by the independent auditors.

          9. Approve the annual plan and associated resource allocation of the outsourced internal audit function.

          10. Discuss at least annually with the internal audit executive the effectiveness of the Company's internal accounting controls, as well as any significant letters or reports to management issued by the internal auditors, and management's responses thereto.

          11. Discuss at least annually with the Company's General Counsel the effectiveness of the Company's legal, regulatory, and Corporate Governance compliance programs, any legal matters that may have a material impact on the Company's financial statements and any material reports or inquiries received from regulators or government agencies.

          12. Recommend to the Board of Directors that the Committee be authorized to commence and oversee any investigation deemed appropriate into any matters within the Committee's scope of responsibility, with the power to retain independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate.

          13. Prepare the disclosure required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          14. Review this charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate.

          15. Report actions of the Committee to the Board of Directors with such recommendations as the Committee deems appropriate.

                            [ESCO TECHNOLOGIES LOGO]

                                                                                                                                ---
    PLEASE MARK VOTES                                              REVOCABLE PROXY                                                |
[X] AS IN THIS EXAMPLE                                        ESCO TECHNOLOGIES INC.
                                                                                                               WITH-      FOR ALL
                                                                                                      FOR      HOLD       EXCEPT

                                                                  1. ELECTION OF DIRECTORS of all     [ ]       [ ]        [ ]
           [ESCO TECHNOLOGIES LOGO]                                  nominees listed (except as
                                                                     marked to the contrary below):


                                                                            C.J. KRETSCHMER, J.M. MCCONNELL, D.C. TRAUSCHT

    The undersigned, as holder of record of the Common
Stock of ESCO TECHNOLOGIES INC. (the "Company"), does
hereby appoint V.L. Richey, Jr., C.J. Kretschmer and
A.S. Barclay, or any of them, the true and lawful
attorneys in fact, agents and proxies of the undersigned          INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
to represent the undersigned at the Annual Meeting of             NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN
Stockholders of the Company, to be held on February 6,            THE SPACE PROVIDED BELOW.
2003, commencing at 10:00 A.M., St. Louis time, at the
Hilton St. Louis Frontenac Hotel, 1335 S. Lindbergh Blvd.,
St. Louis County, Missouri 63131 and at any and all               ------------------------------------------------------------------
adjournments of such meeting, and to vote all the shares
of Common Stock of the Company standing on the register of
the Company's stock transfer agent in the name of the
undersigned as follows, and in their discretion on such                   MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.
other business as may properly come before the meeting:

                                                                           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


                                                                      The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement dated
                                                                  December 18, 2002.


                                                                      The proxies will vote your Common Stock in the manner directed herein by the undersigned Stockholder.

                                        ------------------         IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
    Please be sure to date and sign     Date
      this Proxy in the box below.
----------------------------------------------------------
                                                                      Please sign exactly as your name appears on this form.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership,
--Stockholder sign above---Co-holder (if any) sign above--        please sign in partnership name by authorized person.

 |                                                                                                                                |
---                                                                                                                              ---
 |                                                                                                                                |
------------------------------------------------------------------------------------------------------------------------------------
                           /\ DETACH ABOVE FORM, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. /\
                                                       ESCO TECHNOLOGIES INC.


  --------------------------------------------------------------------------------------------------------------------------------
                                                         PLEASE ACT PROMPTLY
                                               SIGN, DATE & MAIL YOUR PROXY FORM TODAY
  --------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 18, 2002

 Dear Stockholder:

    The Annual Meeting of Stockholders of ESCO Technologies Inc. will be held at the Hilton St. Louis Frontenac Hotel, 1335 S.
Lindbergh Blvd., St. Louis County, Missouri 63131 at 10:00 A.M. on Thursday, February 6, 2003.

    It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.

    Thank you.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE
ENVELOPE PROVIDED.

  ------------------------------

  ------------------------------

  ------------------------------
